ATTACHMENT TO FORM 3 OF DESERT PROJECTS, INC.

Name and Address of Additional Reporting Person:

James Ralph Houston
73-185, Suite D
Highway 111
Palm Desert, CA 92260

Amount of Securities Beneficially Owned:

716,667 shares (see Footnote (1) to Form 3). James R. Houston disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This report shall not be deemed an admission that James R. Houston is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

Ownership Form:

Indirect, as controlling shareholder of Desert Projects, Inc.